CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-170706 on Form S-8 of our report dated June 26, 2018, relating to the financial statements and financial statement schedule of the NiSource Inc. Retirement Savings Plan, appearing in this Annual Report on Form 11-K of the NiSource Inc. Retirement Savings Plan for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
June 26, 2018